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Company contact:                                    Agency contact:
  FLIR Systems, Inc.                                  Berkman Associates
  James A. Fitzhenry                                  Neil Berkman
  (503) 684-3731                                      (310) 277-5162
  www.FLIR.com                                        info@BerkmanAssociates.com

                      FLIR Systems Fourth Quarter Results
                 Expected to be Materially Below the Company's
                       Previously Announced Expectations

PORTLAND, Ore. -- March 6, 2000 -- FLIR Systems, Inc. (Nasdaq: FLIR) announced today that it now expects revenue and net earnings for the fourth quarter to be materially below the Company's previously announced expectations and could reflect a loss for the quarter.

FLIR said that it has recently identified several errors in its accounting records, including errors in certain consolidating entries made for its subsidiaries in both the U.S. and Europe, and that correcting these errors will have the effect of reducing revenue and net earnings relative to the Company's previously announced expectations. FLIR said that it expects to announce its financial results for the fourth quarter and 1999 promptly after the completion of the year-end audit of its financial statements, which is expected no later than the end of March.

FLIR also announced that its Vice President of Finance and CFO has resigned. The Company is currently engaged in the recruitment of a new CFO. The Company has hired an outside consultant reporting directly to the Company's CEO to assist in the operation of its financial department during the transition to a new CFO.

                                                                          (more)
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FLIR Systems Fourth Quarter Outlook                             Page  2



About FLIR Systems

     FLIR Systems, Inc. is a world leader in the design, manufacture and marketing of thermal imaging and broadcast camera systems for a wide variety of commercial and government applications including condition monitoring, research and development, manufacturing process control, airborne observation and broadcast, search and rescue, drug interdiction, surveillance and reconnaissance, navigation safety, border and maritime patrol, environmental monitoring and ground-based security. Visit the Company's Web site at www.flir.com.

This release contains statements regarding the Company's expectations as to revenue and earnings for the fourth quarter of 1999 that are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to, the risk that the Company will identify additional errors in its accounting records, that audit adjustments may be required with respect to the Company's financial position or results of operation and other risks discussed from time to time in the Company's Securities and Exchange Commission fillings and reports. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release. If the Company does update or correct one or more forward-looking statement, investors and others should not conclude that the Company will make additional updates or corrections with respect thereto or with respect to other forward-looking statements.


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